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                                                                    EXHIBIT 1

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                              DIGIMARC CORPORATION

                   SERIES C PREFERRED STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              DIGIMARC CORPORATION

                                       AND

                             THE SEVERAL PURCHASERS

                               NAMED IN SCHEDULE I

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                                TABLE OF CONTENTS


1.    AGREEMENT TO SELL AND PURCHASE...........................................1


2.    CLOSING, DELIVERY AND PAYMENT............................................1

      2.1   Closing............................................................1

      2.2   Delivery...........................................................1


3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY . .........................2

      3.1   Organization; Qualification and Subsidiaries.......................2

      3.2   Capitalization; Voting Rights......................................2

      3.3   Authorization; Binding Obligations.................................3

      3.4   Financial Statements...............................................3

      3.5   Liabilities........................................................4

      3.6   Changes............................................................4

      3.7   Agreements; Action.................................................6

      3.8   Obligations to Related Parties.....................................7

      3.9   Title to Properties and Assets; Liens, etc.........................7

      3.10  Patents and Trademarks.............................................7

      3.11  Compliance with Other Instruments..................................8

      3.12  Litigation.........................................................9

      3.13  Tax Returns and Payments...........................................9

      3.14  Employees..........................................................9

      3.15  Nondisclosure Agreement for Employee..............................10

      3.16  Reserved Shares for Option Plan...................................10

      3.17  Obligations of Management.........................................10

      3.18  Registration Rights...............................................10


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      3.19  Compliance with Laws; Permits.....................................11

      3.20  Environmental and Safety Laws.....................................11

      3.21  Offering Valid....................................................11

      3.22  Minute Books......................................................11

      3.23  Real Property Holding Corporation.................................11

      3.24  Section 83(b) Elections...........................................12

      3.25  Insurance.........................................................12

      3.26  Qualified Small Business..........................................12

      3.27  Small Business Concern............................................12

      3.28  Full Disclosure...................................................12


4.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS........................12

      4.1   Requisite Power and Authority.....................................13

      4.2   Consents..........................................................13

      4.3   Investment Representations........................................13

      4.4   Transfer Restrictions.............................................14


5.    CONDITIONS TO CLOSING...................................................14

      5.1   Conditions to Purchaser's Obligations at the Closing..............14

      5.2   Conditions to Obligations of the Company..........................18


6.    MISCELLANEOUS...........................................................18

      6.1   Governing Law.....................................................18

      6.2   Survival..........................................................19

      6.3   Successors and Assigns............................................19

      6.4   Entire Agreement..................................................19

      6.5   Separability......................................................19

      6.6   Amendment and Waiver..............................................19


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      6.7   Delays or Omissions...............................................20

      6.8   Notice............................................................20

      6.9   Expenses..........................................................20

      6.10  Attorneys' Fees...................................................20

      6.11  Titles and Subtitles..............................................20

      6.12  Counterparts......................................................20

      6.13  BROKER'S FEES.....................................................21



Schedule I   Purchasers
Schedule II  Disclosure schedules

Exhibits
--------

Exhibit A  -- Investor Rights Agreement

Exhibit B  -- Co-Sale Agreement

Exhibit C  -- Third Restated Articles

Exhibit D  -- Employee Nondisclosure Agreement

Exhibit E  -- Opinion of Company Counsel

Exhibit F  -- Voting Agreement


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                              DIGIMARC CORPORATION

                   SERIES C PREFERRED STOCK PURCHASE AGREEMENT


      This Series C Preferred Stock Purchase Agreement (the "Agreement") is entered into as of December 31, 1997 between DIGIMARC CORPORATION, an Oregon corporation (the "Company") and each of those persons and entities, severally and not jointly, whose names are set forth on SCHEDULE I (which persons and entities are hereinafter collectively referred to as "Purchasers" and each individually as a "Purchaser").

                                 R E C I T A L S


      The Company has authorized the sale and issuance of an aggregate of up to four million seventy thousand (4,070,000) shares of its Series C-1 Preferred Stock (the "Shares").

      The Purchasers desire to purchase the Shares on the terms and conditions set forth herein.

      The Company desires to issue and sell the Shares to the Purchasers on the terms and conditions set forth herein.

      The parties hereto agree as follows:

      1. AGREEMENT TO SELL AND PURCHASE. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Company hereby agrees to issue and sell to Purchasers and each Purchaser agrees to purchase from the Company, the number of Shares set forth opposite each Purchaser's name on
SCHEDULE I, at a purchase price of One Dollar and Forty-three Cents (1.43) per share.

      2.    CLOSING, DELIVERY AND PAYMENT.

            2.1 CLOSING. The closing of the sale and purchase of the shares under this Agreement (the "Closing") shall take place at 10:00 a.m. on December 31, 1997 at the offices of Ater Wynne Hewitt Dodson & Skerritt, Suite 1800, S.W. Columbia, Portland, Oregon 97201-6618 or at such other time or place as the Company and Purchasers may mutually agree (the "Closing Date").

            2.2 DELIVERY. At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchasers certificates representing the number of Shares to be purchased at the Closing by Purchaser, against payment of the purchase price therefor by check or wire transfer made payable to the order of the Company.


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      3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

            Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to each Purchaser as follows:

            3.1 ORGANIZATION; QUALIFICATION AND SUBSIDIARIES. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, the First Amended and Restated Investor Rights Agreement in the form attached hereto as EXHIBIT A (the "Investor Rights Agreement"), the First Amended and Restated Co-Sale and Shareholder Agreement in the form attached hereto as EXHIBIT B ("Co-Sale Agreement") and the Voting Agreement in the form attached hereto as EXHIBIT F (the "Voting Agreement") (the Investor Rights Agreement, the Co-Sale Agreement and the Voting Agreement collectively referred to herein as the "Related Agreements") and all documents required to be executed and delivered at Closing, to issue and sell the Shares and the Common Stock issuable upon conversion thereof (the "Conversion Shares") and to carry out the provisions of this Agreement, the Related Agreements, and the Third Restated Articles of Incorporation attached hereto as EXHIBIT C ("Third Restated Articles") and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business. The Company owns no equity securities of any other corporation, limited partnership or similar entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

            3.2 CAPITALIZATION; VOTING RIGHTS. The authorized capital stock of the Company immediately after the Closing, will consist of twenty-five million (25,000,000) shares of Common Stock, four million five hundred five thousand nine hundred eighty six (4,505,986) shares of which shall be issued and outstanding, and twenty-two million three hundred ninety-eight thousand (22,398,000) shares of Preferred Stock. Of the 22,398,000 shares of Preferred Stock, three hundred twenty-five thousand (325,000)) shares of Preferred Stock are reserved for Series A-1 Preferred Stock, of which all will be issued and outstanding, and 325,000 shares are reserved for Series A-N Preferred Stock, of which none will be issued or outstanding; 1,804,000 shares will be reserved for Series B-1 Preferred Stock, of which all will be issued and outstanding, and 1,804,000 shares will be reserved for Series B-N Preferred Stock, of which none will be issued or outstanding; 4,070,000 shares will be reserved for Series C-1 Preferred Stock, of which all will be issued and outstanding and 4,070,000 shares will be reserved for Series C-N Preferred Stock, of which none will be issued or outstanding. The Company has reserved three million (3,000,000) shares of Common Stock for issuance under the Company's Incentive Stock Option Plan to employees, consultants, and directors or officers of the Company, against which 1,824,400 options to purchase shares shall be issued and outstanding immediately after the Closing. All issued and outstanding securities of the Company (i) will have been duly authorized and validly issued to the persons listed


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in SCHEDULE I, (ii) will be fully paid and nonassessable, and (iii) will have been issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Shares are as stated in the Third Restated Articles. The Conversion Shares have been duly and validly reserved for issuance. Other than as may be set forth in SCHEDULE II, and except as may be granted pursuant to the Investor Rights Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities. Except as may be set forth in the Third Restated Articles, the Company has no obligation to repurchase any of its capital stock.

            3.3 AUTHORIZATION; BINDING OBLIGATIONS. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto and the Conversion Shares pursuant to the Third Restated Articles has been taken or will be taken prior to the Closing. The Agreement and the Related Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms against it, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights;
(ii) general principles of equity that restrict the availability of equitable remedies; and (iii) to the extent that the enforceability of the indemnification provisions in Section 3.8 of the Investor Rights Agreement may be limited by applicable laws. When issued in compliance with the provisions of this Agreement and the Third Restated Articles and delivered for the consideration specified in
SCHEDULE I, the Shares and the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein, as otherwise required by such laws at the time a transfer is proposed or subject to restrictions contained in the Investor Rights Agreement. The sale of the Shares and the subsequent conversion of Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

            3.4 FINANCIAL STATEMENTS. The Company has furnished to the Purchasers the audited balance sheet of the Company as of December 31, 1996, and the related audited statements of income, stockholders' equity and cash flow of the Company for the year ended December 31, 1996, and the unaudited balance sheet of the Company as of September 30, 1997, and the related unaudited statements of income of the Company for the nine months ended September 30, 1997 (collectively referred to herein as the "Financial Statements"). All such Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (except that such unaudited Financial Statements do not contain all of the required footnotes) and fairly present the financial position of the Company as of December 31, 1996 and


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September 30, 1997 respectively, and the results of its operations and cash flows for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

            3.5 LIABILITIES. The Company has no material (fixed or contingent) liabilities, indebtedness, guarantees, or other obligations that are not disclosed in the Financial Statements other than current liabilities incurred in the ordinary course of business subsequent to September 30, 1997.

            3.6   CHANGES. Since September 30, 1997, there has not been:

                  (a) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a material effect on such assets, liabilities, financial condition or operations of the Company, such current liabilities totaling less than $10,000;

                  (b) Any resignation or termination of any key officer of the Company and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer.

                  (c) Any change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

                  (d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

                  (e) Any waiver by the Company of a valuable right or of a material debt owed to it;

                  (f) Any direct or indirect loans made by the Company to any stockholder, employee, officer or director of the Company or any entity associated or affiliated with any of them, other than advances made in the ordinary course of business;

                  (g) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder or any entity associated or affiliated with any of them;

                  (h) Any declaration or payment of any dividend or other distribution of the assets of the Company;


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                  (i)   Any labor organization activity;

                  (j) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business, such current liabilities not exceeding $10,000 individually or in the aggregate;

                  (k) Any sale, assignment, transfer or license of any patents, trademarks, copyrights, trade secrets, know how or other intangible assets;

                  (l) Any change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Company, including compensation agreements with the Company's employees; or

                  (m) Any other event or condition of any character that, either individually or cumulatively, has materially adversely affected the business, assets, liabilities, financial condition, operations or prospects of the Company.

            3.7   AGREEMENTS; ACTION.

                  (a) Except for agreements explicitly delivered at Closing and agreements between the Company and its employees with respect to the sale of the Company's Common Stock, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.

                  (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business), or (ii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services or (iii) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business).

                  (c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities incurred in the ordinary course of business individually in excess of $10,000 (or, in the case of indebtedness and/or


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liabilities individually less than $10,000, in excess of $25,000 in the aggregate), (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

                  (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

                  (e) The Company has not engaged in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

            3.8 OBLIGATIONS TO RELATED PARTIES. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable business-related expenses incurred on behalf of the Company and
(c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, directors or stockholders of the Company, or any member of their immediate families, are indebted to the Company or, to the best of the Company's knowledge after due inquiry of all its officers and directors, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, except that officers, directors and/or stockholders of the Company may own stock in publicly traded companies which fall into the foregoing categories. No officer, director or stockholder of the Company, or any member of their immediate families, is, directly, or to the best of the Company's knowledge, indirectly interested in any material contract with the Company (other than such contracts as relate to any such person's ownership of capital stock or other securities of the Company). The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

            3.9 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) those resulting


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from taxes which have not yet become delinquent, (ii) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (iii) those that have otherwise arisen in the ordinary course of business, which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

            3.10 PATENTS AND TRADEMARKS. The Company owns or possesses sufficient legal rights to all trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without any infringement of the rights of others. The Company owns or possesses sufficient legal rights to all patents necessary for its business as now conducted and as proposed to be conducted, without any infringement of the rights of others of which the Company is aware. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by, or is a party to, any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been duly assigned to the Company.

            3.11 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default in any respect of any term of its Third Restated Articles or Bylaws, or of any provision of any mortgage, indenture, agreement, instrument or contract to which it is party or by which it is bound, or of any judgment, decree, order, writ, or to its knowledge after due inquiry, for purposes of United States law, and to its knowledge after Reasonable Investigation for purposes of any law outside the United States, any statute, rule or regulation applicable to the Company which would


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materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. The execution, delivery, and performance of and compliance with this Agreement and the Related Agreements, and the issuance and sale of the Shares pursuant hereto and of the Conversion Shares pursuant to the Third Restated Articles, will not with the passage of time or the giving of notice or both result in any such violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. For purposes of this Section 3.11 and Section 3.19, "Reasonable Investigation" shall mean, to the extent an issue of law in a jurisdiction outside the United States, has come to the attention of the Company or a reasonable person should have been aware of such issue of law, a good faith effort by the Company to determine and, comply with the law of such jurisdiction.

            3.12 LITIGATION. There is no action, suit, proceeding or investigation pending or currently threatened against the Company that questions the validity of this Agreement or the Related Agreements or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

            3.13 TAX RETURNS AND PAYMENTS. The Company has timely filed all tax returns (federal, state and local) required to be filed by it and such tax returns are true and correct in all material respects. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company's knowledge after due inquiry all other taxes due and payable by the Company on or before the Closing have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (i) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for. The Company's net operating losses for Federal income tax purposes, as set forth in the Financial Statements referred to in Section 3.4, are not subject to any limitations imposed by Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") and the full amount


                                      -8-
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of such net operating losses are available to offset the taxable income of the
Company for the current fiscal year and, to the extent not so used, succeeding fiscal years. Consummation of the transactions contemplated by this Agreement or by any other agreement, understanding or commitment (contingent or otherwise) to which the Company is a party or by which it is otherwise bound will not have the effect of limiting the Company's ability to use such net operating losses in full to offset such taxable income.

            3.14 EMPLOYEES. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company's knowledge, threatened with respect to the Company. No employee has any agreement or contract, written or verbal, regarding his employment. To the Company's knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement, patent disclosure agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company's knowledge, the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees, nor has any former employee proposed, filed or taken any action, suit or other proceeding against the Company in connection with the Company's termination of such employee's employment.

            3.15 NONDISCLOSURE AGREEMENT FOR EMPLOYEE. Each employee of the Company has executed a Nondisclosure Agreement for Employee substantially in the form of EXHIBIT D attached hereto and no exceptions have been taken by any such employee to the form of such agreement. The Company, after reasonable investigation, is not aware that any of its employees are in violation thereof, and the Company will use its best efforts to prevent such violation.

            3.16 RESERVED SHARES FOR OPTION PLAN. The Company has reserved 3,000,000 shares of the Company's Common Stock for issuance under the Company's Incentive Stock Option plan to employees, consultants and directors, of which 1,824,400 shares have been committed through the issuance of options.

            3.17 OBLIGATIONS OF MANAGEMENT. Each officer of the Company is currently devoting one hundred percent (100%) of his or her business time to the conduct of the business of the Company.


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            3.18  REGISTRATION RIGHTS. Except as required pursuant to the
Investor Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to Register (as defined in Section 1 of the Investor Rights Agreement) any of the Company's presently outstanding securities or any of its securities that may hereafter be issued.

            3.19 COMPLIANCE WITH LAWS; PERMITS. To the best of its knowledge after due inquiry for purposes of United States law, and to its knowledge after Reasonable Investigation for purposes of any law outside of the United States, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Shares or the Conversion Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

            3.20 ENVIRONMENTAL AND SAFETY LAWS. To its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

            3.21 OFFERING VALID. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4.3 hereof, the offer, sale and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act.

            3.22 MINUTE BOOKS. The minute books of the Company available to the Purchasers or their attorneys or agents contain a complete summary of all meetings and actions by written consent of directors and stockholders since the time of incorporation.

            3.23 REAL PROPERTY HOLDING CORPORATION. The Company is not a real property holding corporation within the meaning of Code Section 897(c)(2) and any regulations promulgated thereunder.

            3.24 SECTION 83(b) ELECTIONS. To the Company's knowledge, all elections and notices permitted by Section 83(b) of the Code and any analogous provisions of applicable state tax laws have been timely filed by all employees who have purchased shares of the Company's Common Stock under agreements that provide for the vesting of such shares.

            3.25 INSURANCE. The Company has insurance policies, including but not limited to fire and casualty, products liability and errors and omissions policies, with coverage customary for companies similarly situated.

            3.26 QUALIFIED SMALL BUSINESS. The Shares shall qualify as "Qualified Small Business Stock" as defined in Section 1202(c)(f) of the Code as of the date hereof.

            3.27 SMALL BUSINESS CONCERN. The Company, together with its affiliates (as that term is defined in 13 CFR Section 121.103) is a "small business concern" within the meaning of the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder (the "Small Business Investment Act") and Part 121 of Title 13 of the United States Code of Federal Regulations ("CFR"). The information provided by the Company to each Purchaser that is a licensed Small Business Investment Company (an "SBIC Investor") on SBA Forms 480, 652, and for Form 1031 delivered in connection herewith is accurate and complete.

            3.28 FULL DISCLOSURE. This Agreement, the Exhibits hereto, the Investor Rights Agreement, the Company's business plan dated August, 1997 (the "Business Plan"), and all other documents delivered by the Company to Purchasers or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, when taken as a whole, do not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading, except that, with respect to projections contained in the Business Plan, the Company represents only that such projections were prepared in good faith on the basis of assumptions believed by management of the Company to be reasonable at the time they were made. To the knowledge of the Company and its directors and officers, there are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition, prospects or operations of the Company that have not been set forth in the Agreement, the Exhibits hereto, the Schedules hereto, any of the Related Agreements, the Business Plan or in other documents delivered to Purchasers or their attorneys or agents in connection herewith.

      4.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

            Each Purchaser hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

            4.1 REQUISITE POWER AND AUTHORITY. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and other documents contemplated to be delivered at Closing hereby. All action on Purchaser's part required for the lawful execution and delivery of this Agreement and those documents have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and all agreements contemplated hereby will be valid and binding obligations of Purchaser, enforceable in accordance with their terms against such Purchaser, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (ii) general principles of equity that restrict the availability of equitable remedies, and
(iii) to the extent that the enforceability of the indemnification provisions of
Section 3.8 of the Investor Rights Agreement may be limited by applicable laws.

            4.2 CONSENTS. All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or banking authority on the part of Purchaser required in connection with the consummation of the transactions contemplated in the Agreement and the Investor Rights Agreement have been or shall have been obtained prior to and be effective as of the Closing.

            4.3 INVESTMENT REPRESENTATIONS. Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

                  (a) PURCHASER BEARS ECONOMIC RISK. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in development stage companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser understands that its investment in the Shares is speculative and involves a high degree of risk of loss of a substantial portion or all of Purchaser's investment. Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times Purchaser might propose.

                  (b) ACQUISITION FOR OWN ACCOUNT. Each Purchaser is acquiring the Shares for the Purchaser's own account for investment purposes only, and not with a view towards their distribution.

                  (c) DISCLOSURE OF INFORMATION. Purchaser believes it has received all information it considers necessary or appropriate for deciding whether to purchase the Shares. Purchaser has reviewed the Business Plan and has had an opportunity to ask questions and receive answers from the Company concerning the Business Plan.

                  (d) PURCHASER CAN PROTECT ITS INTEREST. Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement and the Investor Rights Agreement.

                  (e) ACCREDITED INVESTOR. Purchaser represents that it is an Accredited Investor within the meaning of Regulation D under the Securities Act.

                  (f) RULE 144. Purchaser has been advised of or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934) and the number of shares being sold during any three-month period not exceeding specified limitations.

            4.4 TRANSFER RESTRICTIONS. Each Purchaser acknowledges and agrees that the Shares and the Conversion Shares are subject to restrictions on transfer as set forth in the Investor Rights Agreement.

      5.    CONDITIONS TO CLOSING.

            5.1 CONDITIONS TO PURCHASER'S OBLIGATIONS AT THE CLOSING. The Purchaser's obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions, which may only be waived severally by each Purchaser with respect to its obligation to purchase the number of shares set forth opposite its name on SCHEDULE I:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

                  (b) LEGAL INVESTMENT. On the Closing Date, the sale and issuance of the Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject.

                  (c) CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Investor Rights Agreement (except for such as may be properly obtained subsequent to the Closing).

                  (d) AUTHORIZATION OF SHARES. The Company shall have authorized the sale and issuance to Purchasers of the Shares having the rights, preferences, privileges and restrictions set forth in the Third Restated Articles of the Company, in the form attached hereto as EXHIBIT C.

                  (e) FILING OF THIRD RESTATED ARTICLES. The Third Restated Articles shall have been filed with the Secretary of State of the State of Oregon.

                  (f) NEW CHIEF EXECUTIVE OFFICER. The Company shall have appointed Bruce Davis as its new Chief Executive Officer of the Company and Bruce Davis shall have signed a noncompetition agreement in a form satisfactory to the Purchasers, such noncompetition agreement providing that Bruce Davis shall work at least 1 day per week as of the date hereof, and full time on the date which is 35 days from the date hereof.

                  (g) CO-SALE AND SHAREHOLDER AGREEMENTS. At Closing Bruce Davis and Geoffrey Rhoads (collectively the "Key Officers") shall have entered into a Co-Sale and Shareholder Agreement with the Company and the Purchasers, in the form attached hereto as EXHIBIT B.

                  (h) INVESTOR RIGHTS AGREEMENT. The Investor Rights Agreement in the form attached hereto as EXHIBIT A shall have been executed and delivered by the parties thereto. The stock certificates representing the Shares shall have had appropriate legends placed upon them to reflect the restrictions on transfer set forth on the Investor Rights Agreements.

                  (i) VOTING AGREEMENT. The Company, the Purchasers and the holders of the Company's Series B Preferred Stock shall have executed a Voting Agreement in the form attached hereto as EXHIBIT F (the "Voting Agreement"). The shares of Series B Preferred Stock and the Shares shall be imprinted with a legend to reflect the restrictions on voting set forth in the Voting Agreement.

                  (j) KEY MAN INSURANCE. The Company shall have obtained renewable term life insurance, naming the Company as the beneficiary, in the amount of one million dollars ($1,000,000) on the life of each of Bruce Davis, Chief Executive Officer and Geoffrey Rhoads, Chief Technical Officer, or shall have applied for such insurance and shall deliver a covenant at closing committing to diligently pursue such insurance, using best efforts to secure it and have it in place within 45 days following closing.

                  (k) LEGAL OPINION. The Purchasers shall have received from legal counsel to the Company an opinion addressed to them, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT E.

                  (L) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and their special counsel, and the Purchasers and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                  (m) BY-LAWS AMENDED. The By-Laws of the Company shall be amended to provide for a minimum of five (5) directors and a maximum of nine (9) directors, as determined from time to time by the Board of Directors and to provide that the size of the Board of Directors shall not be changed without the consent of the Series B Preferred Stock Director and the Series C Preferred Stock Director (as each term is defined in the Third Restated Articles). The By-Laws shall also provide that two (2) directors shall be filled with outside directors (as that term is reasonably construed and interpreted by the Board of Directors) and that during such time as an insufficient number of outside directors are serving, the Board shall engage in a process to identify and recruit qualified outside directors.

                  (n) COMPOSITION OF THE BOARD OF DIRECTORS. There shall be five (5) directors of the Company's Board of Directors and the composition of the Board of Directors immediately following the Closing shall have been established as Brian J. Grossi, Phillip Monego, Geoffrey Rhoads, Bruce Davis, and John Taysom, with two of the remaining vacant positions to be filled with outside directors (as that term is reasonably construed and interpreted by the Board of Directors) and the remaining vacant position to be filled by Bruce Davis.

                  (o) NONDISCLOSURE AGREEMENTS. Each employee of the Company shall have entered into an Employee Nondisclosure Agreement with the Company in the form attached hereto as EXHIBIT D and copies thereof shall have been delivered to counsel for the Purchasers.

                  (p) SATISFACTORY DUE DILIGENCE. The Purchasers and their counsel shall have been provided adequate materials from the Company to make a detailed due diligence investigation into the Company and its operations and the Purchasers and their counsel shall be satisfied with the results of such investigations.

                  (q) DELIVERY OF SBIC DOCUMENTATION. The Company shall have executed and delivered to AVI Capital L.P. a Size Status Declaration on SBA Form 489 and an Assurance of Compliance on SBA Form 652, and shall have provided to AVI Capital L.P. information necessary for the preparation of a Portfolio Financing Report on SBA Form 1031.

                  (r) COMPLIANCE CERTIFICATE. The Company shall have delivered to the Purchasers a certificate, executed by the senior full-time officers of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in this Section 5.1

                  (s) SECRETARY'S CERTIFICATE. The Company shall have delivered to the Purchasers, a certificate executed by the Secretary of the Company, dated the Closing Date, as to (i) the valid organization and existence of the Company, (ii) no amendment to the By-Laws except as required by Section 5.1(m) herein, (iii) Board of Directors resolutions authorizing and approving the execution, delivery and performance of the Agreement and the Related Agreements and (iv) the incumbency of certain officers authorized to sign any instrument executed in connection with the Agreement or the Related Agreements.

            5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue and sell the Shares at the Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by Purchasers in Section 4 hereof shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

                  (b) PERFORMANCE OF OBLIGATIONS. Purchasers shall have performed and complied with all agreements and conditions herein required to be performed or complied with by Purchasers on or before the Closing.

                  (c) FILING OF THIRD RESTATED ARTICLES. The Third Restated Articles shall have been filed with the Secretary of State of the State of Oregon and approved by holders of the requisite majorities of the Company's Series A Preferred Stock, Series B Preferred Stock and Common Stock.

                  (d) INVESTOR RIGHTS AGREEMENT. The Investor Rights Agreement shall have been executed and delivered by the parties thereto.

                  (e) CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and each of the Related Agreements (except for such as may be properly obtained subsequent to the Closing).

      6.    MISCELLANEOUS.

            6.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Oregon as such laws are applied to agreements between Oregon residents entered into and performed entirely in Oregon.

            6.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

            6.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

            6.4 ENTIRE AGREEMENT. This Agreement, the Exhibits hereto, the agreements contemplated hereby, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

            6.5 SEPARABILITY. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            6.6   AMENDMENT AND WAIVER.

                  (a) This Agreement may be amended or modified only upon the written consent of the Company and holders of at least sixty percent (60%) of the Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted that have not been sold to the public).

                  (b) The obligations of the Company and the rights of the holders of the Shares and the Conversion Shares under the Agreement may be waived only with the written consent of the holders of at least sixty percent (60%) of the Shares (treated as if converted and including any Conversion Shares into which the Shares have been converted that have not been sold to the public).

            6.7 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Purchaser's part of any breach, default or noncompliance under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies under this Agreement shall be cumulative and not alternative.

            6.8 NOTICE. Notice for each party shall be sent to the person and address shown under that party's signature below, or to such other person or address as the parties may from time to time by Notice provide. Notice shall be effective when actually received by the party this agreement designates for Notice, if sent by any means that leaves a hard-copy record in the hands of the recipient. If sent properly addressed by certified or registered mail, postage prepaid, return receipt requested, Notice shall be deemed effective on the date the return receipt shows the Notice was accepted, refused, or returned undeliverable.

            6.9 EXPENSES. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement. The Company shall, at the Closing, reimburse the reasonable legal fees and costs of Testa, Hurwitz & Thibeault, LLP, such fees (exclusive of disbursements), not to exceed $25,000.

            6.10 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

            6.11 TITLES AND SUBTITLES. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

            6.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

            6.13 BROKER'S FEES. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.13 being untrue.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed the Series C Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

DIGIMARC CORPORATION:


By:                                        By:
   -------------------------------            ------------------------------
   Kathy Brogdon, Vice President              Burt Perry, Vice President

Address:
      521 SW 11 Avenue, Suite 200
      Portland, Oregon 97205


                                   PURCHASERS:

REUTERS, LTD.                              AVI CAPITAL L.P.

By:                                        By: AVI Capital Management, L.P.,
   ---------------------------------           its General Partner
   John Taysom
   Director, New Business Ventures
                                           By:
Address:  85 Fleet Street                     ------------------------------
          London, EC4P 4AJ                 Title:

                                           Address: One First Street
                                                    Los Altos, California 94022


ASSOCIATED VENTURE INVESTORS III LP.       AVI SILICON VALLEY PARTNERS L.P.
By: AVI Management Partners III, L.P.      By: AVI Management Partners III, L.P.


By:                                        By:
   ----------------------------------         -------------------------------
Title:                                     Title:
Address:  One First Street                 Address: One First Street
          Los Altos, California 94022               Los Altos, California 94022

AVI PARTNERS GROWTH FUND II L.P.           JUSTSYSTEM, INC.
By: AVI Management Partners III, L.P.,
its General Partner

                                           By:
By:                                           -------------------------------
   ----------------------------------      Title:
Title:                                     Address: 2460 Sand Hill Road,
Address:  One First Street                          Suite 201
          Los Altos, California 94022               Menlo Park, CA 94025


ADOBE VENTURES L.P.                        MACROVISION CORPORATION

By: H&Q Adobe Ventures Management, L.P.    By:
By: H&Q Adobe Ventures Management Corp.       -------------------------------
                                           Title:

                                           Address: 1341 Orleans Drive
                                                    Sunnyvale, CA 94089
By:
   ----------------------------------
Title:

Address: One Bush Street, 15th Floor
           San Francisco, CA 94104

BEAGLE LTD.

By:
   ----------------------------------         -------------------------------
Title:                                        Steve Combs

Address:  c/o Hecht & Co. PC                  Address: 282 20th Avenue
          111 W. 40th Street                           San Francisco, CA 94121
          New York, NY 10018

----------------------------------            -------------------------------
Warren Rosenfeld                              Steven Joseph and Dana Phinney,
                                              JTWROS

Address: P.O. Box 10068                       Address: 1001 Godetia Drive
         Portland, OR 97210-0067                       Woodside, CA 94062


----------------------------------            -------------------------------
Thomas Garnier                                Dennis Johnson

Address: 9760 SW Freeman Drive                Address: 3545 SW Santa Monica
         Wilsonville, OR 97070                         Portland, OR 97221


----------------------------------            -------------------------------
Philip Monego, Sr.                            Thomas Toy

Address: PO Box 620065                        Address: 331 Parrott Drive
         Woodside, CA 94062                            San Mateo, CA 94402

                                   SCHEDULE 1

                          PURCHASERS AND CONSIDERATION


                                                    SERIES C
PURCHASER                                           PREFERRED SHARES   CONSIDERATION
-------------------------------------------------------------------------------------
Reuters, Ltd. ...............................       1,398,601        $   1,999,999.43
Macrovision Corporation .....................       1,048,951            1,499,999.93
AVI Capital L.P. ............................         394,310              563,863.30
Associated Venture Investors III L.P. .......          57,465               82,174.95
AVI Silicon Valley Partners L.P. ............           4,111                5,878.73
AVI Partners Growth Fund II L.P. ............          11,212               16,033.16
Justsystem, Inc. ............................         174,825              249,999.75
Beagle Ltd. .................................         349,650              499,999.50
Adobe Ventures, L.P. ........................         463,385              662,640.55
Steve Combs .................................          10,490               15,000.70
Warren Rosenfeld ............................          20,979               29,999.97
Thomas Garnier ..............................          20,979               29,999.97
Philip Monego, Sr ...........................          69,930               99,999.90
Stephen Joseph and Dana Phinney, JTWROS .....          18,531               26,499.33
Dennis Johnson ..............................           7,413               10,600.59
Thomas Toy ..................................           8,741               12,499.63

Total: ......................................       4,059,573        $   5,805,189.30